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                                                                   EXHIBIT 10.11


                         SKYLANDS PARK MANAGEMENT, INC.
                                  P.O. Box 117
                         Augusta, New Jersey 07822-0117


                                                               December __, 1996


Mr. Robert A. Hilliard
26 Eric Trail
Sussex, New Jersey  07461

                Re:  Amendment of Employment Agreement
                     ---------------------------------
Dear Rob:

     This will confirm our agreement with respect to the amendment and phase-out of your existing employment agreement with Skylands Park Management, Inc. (the "Company").

     Specifically, we have agreed that the term of your employment agreement will end on and as of December 31, 1996, after which date you will no longer be expected to render services to the Company, and all compensation will cease to accrue. The termination of your employment will not affect or impair your status as a Director of the Company, and it is expected that you will continue to serve as a member of the Board and be available for and participate in Board meetings (either in person or by telephonic conference call).

     The Company hereby recognizes your rights and standing as a creditor of the Company, and this agreement in no way alters your rights and standing as a creditor of the Company, including but not limited to your right to receive unpaid salary, loan amounts due, and agreed-upon interest on such loans, as defined by the Company's Plan of Reorganization which was approved by the Creditors' Committee and confirmed by the United States Bankruptcy Court for the District of New Jersey.

     The Company also recognizes its obligation to pay your accrued post-petition salary, up to the agreed-upon amount permitted under the Company's Plan of Reorganization, within the context of existing state and federal labor law.

     With respect to such compensation and other obligations owed and to be owed to you by the Company, the Company will pay its accrued obligations to you on a ratable basis along with the Company's other outstanding insider pre-petition and post-petition liabilities, as and to the extent that funds are available for such payments within the Company's budget. The foregoing is without prejudice to your rights to receive payment of any pre-petition obligations
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through the issuance to you of shares of common stock of the Company valued at the fair market value of such shares at the time of their issuance.

     The Company would like to take this opportunity to thank you for the many years of conscientious effect that you have put into the planning and development of the Company, and the Company wishes you the utmost success in all of your future endeavors. We will continue to value your input as a member of the Board, and look forward to seeing you at future games and events at Skylands Park.

     Kindly confirm your agreement to the foregoing by countersigning a counterpart copy of this letter, whereupon this letter will become an agreement which will be binding upon and inure to the benefit of each of us and our respective heirs, executors, administrators, personal representatives, successors and assigns.

                                              Very truly yours,

                                              SKYLANDS PARK MANAGEMENT, INC.


                                              By:
                                                 -----------------------------
                                                  Barry M. Levine, President

Acknowledged, Confirmed and
Agreed To:


---------------------------------
Robert A. Hilliard